Utz Brands Reports Third Quarter 2025 Results
Raises Organic Net Sales Growth Guidance and Announces California Expansion

Hanover, PA – October 30, 2025 – Utz Brands, Inc. (NYSE: UTZ) (“Utz” or the “Company”), a leading U.S. manufacturer of branded Salty Snacks and a small-cap growth and value Staples equity, today reported financial results for the Company’s third fiscal quarter ended September 28, 2025.

3Q’25 Summary(1)
•Net Sales increased 3.4% to $377.8 million
•Total Organic Net Sales increased 3.4%; Branded Salty Snacks Organic Net Sales increased 5.8%
•Gross Profit Margin decline of 220bps
•Adjusted Gross Profit Margin expansion of 210bps
•Net Income decreased to $(20.2) million
•Adjusted Net Income increased 13.2% to $33.5 million
•EBITDA decreased 22.0% to $23.8 million
•Adjusted EBITDA increased 11.7% to $60.3 million
•Diluted Earnings Per Share decreased to $(0.17)
•Adjusted Earnings Per Share increased 9.5% to $0.23

(1) All comparisons for the third quarter of 2025 are to the third quarter of 2024 (ended September 29, 2024).
“Utz delivered another quarter of strong performance, demonstrating both top-line and adjusted earnings growth,” said Howard Friedman, Chief Executive Officer of Utz. “We achieved Net Sales growth of 3.4%(1), Branded Salty Snacks Organic Net Sales growth of 5.8%(1), and gained both dollar and volume share in the Salty Snacks category, marking our ninth consecutive quarter of volume share growth. The various productivity initiatives across the organization are significantly contributing to our margin.”

“Today, we are also announcing plans to expand our presence in California. With California representing the nation’s largest salty snack market at $4.1 billion, we see substantial white space for our brands. As part of an expanded California strategy, we have acquired select distribution assets in the state to provide us with the infrastructure and capabilities to accelerate our market penetration. We’re confident that these assets will complement our Westward expansion strategy, bringing our portfolio of beloved brands to even more California customers.”

“We are raising our 2025 Organic Net Sales outlook again to reflect stronger revenue trends through the third quarter and our confidence in the remainder of the year,” said BK Kelley, EVP and Chief Financial Officer of Utz. “We now expect Organic Net Sales growth of approximately 3%, driven by our advantaged portfolio of brands and expansion geographies. We believe our various working capital initiatives, in combination with Adjusted EBITDA growth, will contribute significantly to our deleveraging efforts as we finish the year. Looking forward, as we move past our multi-year capex investments, free cash flow will be a key priority at Utz. We remain focused on executing our proven playbook: strengthening our Power Four Brands, expanding our geographic footprint, and leveraging our operational efficiencies to deliver sustained top and bottom-line results and long-term shareholder value.”

Third Quarter 2025 Results

Third quarter Net Sales increased 3.4% to $377.8 million compared to $365.5 million in the prior year period. Organic Net Sales also increased 3.4% year-over-year, driven by a favorable volume/mix contribution of 4.5%. This was partially offset by lower net price realization of (1.1)%. Branded Salty Snacks Organic Net Sales(3) (representing 89% of total Net Sales) increased 5.8% led by our Power Four Brands, offset by a 13.1% decline in Non-Branded & Non-Salty Snacks Organic Net Sales(3), primarily due to a decline in Partner Brands and Dips & Salsas.

For the 13-week period ended September 28, 2025, the Company’s Branded Salty Snacks Retail Sales increased 4.8% versus the prior year period, outperforming the 0.2% decline for the Salty Snack category overall(3). The Company’s Retail Volumes increased by 3% compared to a 1.2% decline for the Salty Snack category, and the Company drove Retail Sales and Retail Volume share gains in both its Core and Expansion Geographies(2)(3). The Company’s Power Four Brands of Utz®, On The Border®, Zapp’s® and Boulder Canyon® Retail Sales increased by 7.1%.

Gross Profit Margin of 33.6% declined 220bps compared to 35.8% in the prior year period. Adjusted Gross Profit Margin of 41.1% expanded 210bps compared to 39.0% in the prior year period. The increase in Adjusted Gross Profit Margin was driven by productivity savings, which more than offset increased investments to support capacity expansion and supply chain cost inflation.

Selling, Distribution, and Administrative Expenses (“SD&A Expenses”) were $123.1 million, or 32.6% of Net Sales, compared to $110.0 million, or 30.1% of Net Sales, in the prior year period. Adjusted SD&A Expenses were $93.8 million, or 24.8% of Net Sales, compared to $88.7 million, or 24.3% of Net Sales, in the prior year period. The increase in both SD&A Expenses and Adjusted SD&A Expenses as a percentage of Net Sales were primarily due to adding capabilities, selling, and delivery costs to support the Company’s geographic expansion and growth initiatives.

The Company reported Net (Loss) Income of $(20.2) million compared to Net Income of $0.8 million in the prior year period. Adjusted Net Income in the quarter increased 13.2% to $33.5 million compared to $29.6 million in the prior year period. Adjusted Earnings Per Share increased 9.5% to $0.23 compared to $0.21 in the prior year period. The Adjusted Earnings Per Share increase in the third quarter was the result of higher Adjusted Net Income, driven by an increase in Adjusted EBITDA and lower interest expense, partially offset by an increase in depreciation and amortization.

The Company reported EBITDA of $23.8 million compared to EBITDA of $30.5 million in the prior year period. Adjusted EBITDA increased 11.7% to $60.3 million, or 16.0% as a percentage of Net Sales, compared to $54.0 million, or 14.8% as a percentage of Net Sales, in the prior year period. The increase in Adjusted EBITDA was driven by Adjusted Gross Profit Margin expansion, which more than offset the increase in Adjusted SD&A expenses.

(1) Versus prior year period.
(2) As measured by Circana MULO+ w/convenience.
(3) See “Other Defined Terms” for definitions.

Balance Sheet and Cash Flow Highlights

•As of September 28, 2025
◦Total liquidity of $197.7 million, consisting of cash on hand of $57.7 million and $140.0 million available under the Company’s revolving credit facility.
◦Net debt of $807.9 million resulting in a Net Leverage Ratio of 3.9x based on trailing twelve months Normalized Adjusted EBITDA of $207.2 million.

•For the thirty-nine weeks ended September 28, 2025
◦Cash flow provided by operations was $47.3 million.
◦Capital expenditures were $89.2 million, and dividends and distributions paid were $28.8 million.

Acquisition of California DSD Network

As part of our California expansion strategy, Utz is announcing the acquisition of Insignia International’s (“Insignia”) direct store delivery (“DSD”) distribution assets. The transaction includes DSD routes across California and the Midwest, along with select related assets. This acquisition accelerates Utz’s expansion in California, a key growth geography that represents the largest U.S. market for salty snacks with $4.1 billion in retail sales. The Company currently generates approximately $79 million in retail sales across California, representing 1.9% market share. Expanding distribution in

California creates a significant opportunity for growth when compared to our current Expansion Geography average of 3.0% and our Core Geography average of 6.6%.The financial impact of this acquisition is included in the Company’s fiscal 2025 outlook.

Fiscal Year 2025 Outlook

The Company is updating its 2025 fiscal year outlook to reflect stronger top-line trends, while reaffirming other guidance. The Company now expects:

•Organic Net Sales growth of approximately 3%, compared to the prior expectation of 2.5% or better. Utz expects Organic Net Sales growth will be led by Branded Salty Snacks Organic Net Sales growth, particularly the Power Four Brands

The Company is re-affirming:

•Adjusted EBITDA growth of 7% to 10%. The Company expects Adjusted EBITDA Margin expansion of approximately 100bps, which is consistent with the Company’s previously provided guidance. Utz expects Adjusted EBITDA Margin expansion will be led by Adjusted Gross Profit Margin expansion fueled by strong productivity cost savings and improved product mix; and

•Adjusted Earnings Per Share growth of 7% to 10%

Key assumptions for the Company’s fiscal 2025 outlook include the following, all consistent with the most recently provided outlook:

•An effective tax rate (normalized GAAP basis tax expense, which excludes one-time items) in the range of 17% to 19%;
•Interest Expense of approximately $46 million;
•Capital Expenditures of approximately $100 million, with the majority focused on building increased supply chain network capabilities and delivering accelerated productivity savings; and
•Net Leverage Ratio approaching 3x at fiscal year-end 2025.

Quantitative reconciliations are not available for the forward-looking non-GAAP financial measures used herein without unreasonable efforts due to the high variability, complexity, and low visibility with respect to certain items which are excluded from Organic Net Sales, Adjusted EBITDA, Net Leverage Ratio, normalized GAAP basis tax expense, excluding one-time items, and Adjusted Earnings Per Share, respectively. We expect the variability of these items to have a potentially unpredictable, and potentially significant, impact on our future financial results.

Conference Call and Webcast Presentation

The Company has also posted a pre-recorded management discussion of its third quarter results to its website at https://investors.utzsnacks.com. In addition, the Company will host a live question and answer session with analysts at 9:30 a.m. Eastern Time today. Please visit the “Events & Presentations” section of Utz’s Investor Relations website at https://investors.utzsnacks.com to access the live listen-only webcast. Participants can also dial in over the phone by calling 1-888-596-4144. The Event Plus passcode is 3860587. The Company has also posted presentation slides and additional supplemental financial information, which are available now on Utz’s Investor Relations website.

About Utz Brands, Inc.

Utz Brands, Inc. (NYSE: UTZ) manufactures a diverse portfolio of savory snacks through popular brands, including Utz®, On The Border® Chips & Dips, Zapp’s®, and Boulder Canyon®, among others.

After over a century with a strong family heritage, Utz continues to have a passion for exciting and delighting consumers with delicious snack foods made from top-quality ingredients. Utz's products are distributed nationally through grocery, mass merchandisers, club, convenience, drug, and other channels. Based in Hanover, Pennsylvania, Utz has multiple manufacturing facilities located across the U.S. to serve our growing customer base. For more information, please visit the Company’s website or call 1‐800‐FOR‐SNAX.

Investors and others should note that Utz announces material financial information to its investors using its Investor Relations website, U.S. Securities and Exchange Commission (the “Commission”) filings, press releases, public conference calls, and webcasts. Utz uses these channels, as well as social media, to communicate with our stockholders and the public about the Company, the Company’s products, and other Company information. It is possible that the information that Utz posts on social media could be deemed to be material information. Therefore, Utz encourages investors, the media, and others interested in the Company to review the information posted on the social media channels listed on Utz’s Investor Relations website.

Investor Contact
Trevor Martin
Utz Brands, Inc.
tmartin@utzsnacks.com

Media Contact
Colleen Farley
Utz Brands, Inc.
cfarley@utzsnacks.com

Forward-Looking Statements

This press release includes certain statements made herein that are not historical facts but are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. The forward-looking statements generally are accompanied by or include, without limitation, statements such as “may,” “can,” “should,” “will,” “estimate,” “plan,” “project,” "forecast,” "intend,” "expect,” “anticipate,” “believe,” “seek,” “target” “goal”, “on track” or other similar words, phrases or expressions. These forward-looking statements include future plans for the Company, including outlook for fiscal 2025, plans related to the transformation of the Company’s supply chain, the Company’s product mix, the Company’s expectations regarding its level of indebtedness and associated interest expense impacts; the estimated or anticipated future results and benefits of the Company’s future plans and operations; the Company’s cost savings plans and the Company’s logistics optimization efforts; the estimated or anticipated future results and benefits of the Company’s plans and operations; the effects of tariffs, inflation or supply chain disruptions on the Company or its business; the benefits of the Company’s productivity initiatives; the effects of the Company’s marketing and innovation initiatives; the Company’s future capital structure; future opportunities for the Company’s growth; statements regarding the Company’s projected balance sheet and liabilities, including net leverage; and other statements that are not historical facts.

These statements are based on the current expectations of the Company’s management and are not predictions of actual performance. These statements are subject to a number of risks and uncertainties and the Company’s business and actual results may differ materially. Some factors that could cause actual results to differ include, without limitation: our operation in an industry with high levels of competition and consolidation; our reliance on key customers and ability to obtain favorable contractual terms and protections with customers; changes in demand for our products driven by changes in consumer preferences and tastes or our ability to innovate or market our products effectively; changes in consumers’ loyalty to our brands due to factors beyond our control; impacts on our reputation caused by concerns relating to the quality and safety of our products, ingredients, packaging, or processing techniques; the potential that our products might need to be recalled if they become adulterated or are mislabeled; the loss of retail shelf space and disruption to sales of food products due to changes in retail distribution arrangements; our reliance on third parties to effectively operate both our direct-to-warehouse delivery system and our direct-store-delivery network system; the evolution of e-commerce retailers and sales channels; disruption to our manufacturing operations, supply chain, or distribution channels; the effects of inflation, including rising labor costs; shortages of raw materials, energy, water, and other supplies; changes in the legal and regulatory environments in which we operate, including with respect to tax legislation such as the One Big Beautiful Bill Act; potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries, or investigations into our business; potential adverse effects or unintended consequences related to the implementation of our growth strategy; our ability to successfully identify and execute acquisitions or dispositions and to manage integration or carve out issues following such transactions; the geographic concentration of our markets; our ability to attract and retain highly skilled personnel (including risks associated with our recently announced executive leadership transition); impairment in the carrying value of goodwill or other intangible assets; our ability to protect our intellectual property rights; disruptions, failures, or security breaches of our information technology infrastructure; climate change or legal, regulatory or market measures to address climate change; our exposure to liabilities, claims or new laws or regulations with respect to environmental matters; the increasing focus and opposing views, legislation and expectations with respect to ESG initiatives; restrictions on our operations imposed by covenants in our debt instruments; our exposure to changes in interest rates; adverse impacts from disruptions in the worldwide financial markets, including on our ability to obtain new credit; our exposure to any new or increased income or product taxes; pandemics, epidemics or other disease outbreaks; our exposure to changes to trade policies and tariff and import/export regulations by the United States and other jurisdictions; potential volatility in our Class A Common Stock caused by resales thereof; our dependence on distributions made by our subsidiaries; our payment obligations pursuant to a tax receivable agreement, which in certain cases may exceed the tax benefits we realize or be accelerated; provisions of Delaware law and our governing documents and other agreements that could limit the ability of stockholders to take certain actions or delay or discourage takeover attempts that stockholders may consider favorable; our exclusive forum provisions in our governing documents; the influence of certain significant stockholders and members of Utz Brands Holdings, LLC, whose interests may differ from those of our other stockholders; and other risks and uncertainties set forth in Part I, Item 1A “Risk Factors” in our Annual Report on Form 10-K for the year ended December 29, 2024 and in the other reports we file with the U.S. Securities and Exchange Commission from time to time.

Forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this communication. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this communication. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions, or circumstances on which any such statement is based, except as otherwise required by law.

Non-GAAP Financial Measures:

Utz uses non-GAAP financial information and believes it is useful to investors as it provides additional information to facilitate comparisons of historical operating results and identify trends in our underlying operating results, and it provides additional insight and transparency on how we evaluate the business. We use non-GAAP financial measures to budget, make operating and strategic decisions, and evaluate our performance. These non-GAAP financial measures do not represent financial performance in accordance with generally accepted accounted principles in the United States (“GAAP”) and may exclude items that are significant to understanding and assessing financial results. Therefore, these measures should not be considered in isolation or as an alternative to net income, cash flows from operations, earnings per share or other measures of profitability, liquidity, or performance under GAAP. You should be aware that the presentation of these measures may not be comparable to similarly titled measures used by other companies.

Management believes that non-GAAP financial measures should be considered as supplements to the GAAP measures reported, should not be considered replacements for, or superior to, the GAAP measures, and may not be comparable to similarly named measures used by other companies. The Company’s calculation of the non-GAAP financial measures may differ from methods used by other companies. We believe that these non-GAAP financial measures provide useful information to investors regarding certain financial and business trends relating to the financial condition and results of operations of the Company to date when considered with both the GAAP results and the reconciliations to the most comparable GAAP measures, and that the presentation of non-GAAP financial measures is useful to investors in the evaluation of our operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by the companies in this industry. These non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of management judgment about which items of expense and income are excluded or included in determining these non-GAAP financial measures. The non-GAAP financial measures are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures. As new events or circumstances arise, these definitions could change. When the definitions change, we will provide the updated definitions and present the related non-GAAP historical results on a comparable basis.

Utz uses the following non-GAAP financial measures in its financial communications, and in the future could use others:
•Organic Net Sales
•Adjusted Gross Profit
•Adjusted Gross Profit as % of Net Sales (Adjusted Gross Profit Margin)
•Adjusted Selling, Distribution, and Administrative Expense
•Adjusted Selling, Distribution, and Administrative Expense as % of Net Sales (Adjusted Selling, Distribution, and Administrative Expense Margin)
•Adjusted Net Income
•Adjusted Earnings Per Share
•Adjusted Earnings Before Taxes
•EBITDA
•Adjusted EBITDA
•Adjusted EBITDA as % of Net Sales (Adjusted EBITDA Margin)
•Normalized Adjusted EBITDA
•Effective Normalized Tax Rate
•Net Leverage Ratio
•Adjusted COGS
•Branded Salty Snacks Organic Net Sales
•Non-Branded & Non-Salty Snacks Organic Net Sales

Organic Net Sales is defined as Net Sales excluding the impacts of acquisitions, divestitures and independent operator (“IO”) route conversions that took place after 1Q’2024.

Adjusted Gross Profit represents Gross Profit excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Gross Profit excludes the impact of costs that fall within the categories of non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Adjusted Gross Profit is one of the key performance indicators that our management uses to evaluate operating performance. We also report Adjusted Gross Profit as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Gross Profit Margin.

Adjusted Selling, Distribution, and Administrative Expense is defined as all Selling, Distribution, and Administrative expense excluding Depreciation and Amortization expense, a non-cash item. In addition, Adjusted Selling, Distribution, and Administrative Expense excludes the impact of costs that fall within the categories of non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. We also report Adjusted Selling, Distribution, and Administrative Expense as a percentage of Net Sales as an additional measure for investors to evaluate our Adjusted Selling, Distribution, and Administrative Margin.

Adjusted Net Income is defined as Net Income excluding Depreciation and Amortization expense, a non-cash item, related to fair value adjustments on property, plant, and equipment, and definite-lived intangibles relating to business combinations recorded in prior periods. In addition, Adjusted Net Income excludes deferred financing fees, interest income, and expense relating to IO loans and certain non-cash adjustments and/or other cash adjustment items such as those related to stock-based compensation, hedging, and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, remeasurement of warrant liabilities and financing-related costs. Lastly, Adjusted Net Income normalizes the income tax provision to account for the above-mentioned adjustments.

Adjusted Earnings Before Taxes is defined as Adjusted Net Income before normalized GAAP basis tax expense.

Adjusted Earnings Per Share is defined as Adjusted Net Income divided by the weighted average shares outstanding for each period on a fully diluted basis, assuming the private placement warrants are net settled and the shares of Class V Common Stock of the Company are converted to Class A Common Stock of the Company.

EBITDA is defined as Net Income Before Interest, Income Taxes, and Depreciation and Amortization.

Adjusted EBITDA is defined as EBITDA further adjusted to exclude certain non-cash adjustments and/or other cash adjustment items, such as stock-based compensation, hedging and purchase commitments adjustments, asset impairments, acquisition and integration costs, business transformation initiatives, and financing-related costs. Adjusted EBITDA is one of the key performance indicators we use in evaluating our operating performance and in making financial, operating, and planning decisions. We believe Adjusted EBITDA is useful to the users of this release because the financial information contained in the release can be used in the evaluation of Utz’s operating performance compared to other companies in the Salty Snack industry, as similar measures are commonly used by companies in this industry. In this release, we also provide Adjusted EBITDA as a percentage of Net Sales as an additional measure for readers to evaluate our Adjusted EBITDA Margin.

Normalized Adjusted EBITDA is defined as Adjusted EBITDA after giving effect to pre-acquisition Adjusted EBITDA for certain acquisitions and dispositions from time to time.

Effective Normalized Tax Rate is defined as normalized GAAP basis tax expense, which excludes one-time items, divided by Adjusted Earnings before Taxes.

Net Leverage Ratio is defined as trailing twelve month Normalized Adjusted EBITDA divided by Net Debt. Net Debt is defined as Gross Debt less Cash and Cash Equivalents.

Other Defined Terms:

Branded Salty Snacks is defined as Power Four Brands and Other Brands. Power Four Brands consist of the Utz® brand, On The Border®, Zapp’s®, and Boulder Canyon®. Other Brands include Golden Flake®, TORTIYAHS!®, Hawaiian®, Bachman®, Tim’s Cascade®, Dirty Potato Chips®, TGI Fridays® and Vitner's®.

Non-Branded & Non-Salty Snacks is defined as partner brands, private label, co-manufacturing for which we are the manufacturer, Utz branded non-salty snacks such as On The Border® Dips and Salsa, and sales not attributable to specific brands.

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the thirteen weeks ended September 28, 2025 and September 29, 2024
(In millions, except share information)
(Unaudited)

	Thirteen weeks ended September 28, 2025	Thirteen weeks ended September 29, 2024
Net sales	$377.8	$365.5
Cost of goods sold	250.9	234.5
Gross profit	126.9	131.0

Selling, distribution, and administrative expenses
Selling and distribution	88.4	80.1
Administrative	34.7	29.9
Total selling, distribution, and administrative expenses	123.1	110.0

Loss on sale of assets, net	(0.5)	(1.5)

Income from operations	3.3	19.5
Other loss, net
Interest expense	(10.6)	(12.6)
Other income	1.2	0.5
Loss on remeasurement of warrant liability	(0.7)	(6.4)
Other loss, net	(10.1)	(18.5)

(Loss) Income before taxes	(6.8)	1.0
Income tax expense	13.4	0.2
Net (loss) income	(20.2)	0.8
Net loss (income) attributable to noncontrolling interest	5.5	(3.0)
Net loss attributable to controlling interest	$(14.7)	$(2.2)

Income per Class A Common stock: (in dollars)
Basic	$(0.17)	$(0.03)
Diluted	$(0.17)	$(0.03)
Weighted-average shares of Class A Common stock outstanding
Basic	86,958,867	82,445,064
Diluted	86,958,867	82,445,064

Net (loss) income	$(20.2)	$0.8
Other comprehensive loss:
Change in fair value of interest rate swap	(2.5)	(15.5)
Comprehensive loss	(22.7)	(14.7)
Net comprehensive loss attributable to noncontrolling interest	6.5	3.4
Net comprehensive loss attributable to controlling interest	$(16.2)	$(11.3)

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the thirty-nine weeks ended September 28, 2025 and September 29, 2024
(In millions, except share information)
(Unaudited)

	Thirty-nine weeks ended September 28, 2025	Thirty-nine weeks ended September 29, 2024
Net sales	$1,096.6	$1,068.2
Cost of goods sold	724.7	692.9
Gross profit	371.9	375.3

Selling, distribution, and administrative expenses
Selling and distribution	251.5	227.5
Administrative	104.3	96.5
Total selling, distribution, and administrative expenses	355.8	324.0

(Loss) gain on sale of assets, net	(0.7)	0.4

Income from operations	15.4	51.7
Other (loss) income, net
Gain on sale of business	—	44.0
Interest expense	(33.5)	(36.6)
Loss on debt extinguishment	(0.5)	(1.3)
Other income	1.0	1.5
Gain (loss) on remeasurement of warrant liability	22.8	(5.3)
Other (loss) income, net	(10.2)	2.3

Income before taxes	5.2	54.0
Income tax expense	9.6	25.4
Net (loss) income	(4.4)	28.6
Net loss (income) attributable to noncontrolling interest	7.7	(15.0)
Net income attributable to controlling interest	$3.3	$13.6

Income per Class A Common stock: (in dollars)
Basic	$0.04	$0.17
Diluted	$0.04	$0.16
Weighted-average shares of Class A Common stock outstanding
Basic	86,266,184	81,763,848
Diluted	87,795,006	84,948,754

Net (loss) income	$(4.4)	$28.6
Other comprehensive (loss) income:
Change in fair value of interest rate swap	(12.7)	(13.0)
Comprehensive (loss) income	(17.1)	15.6
Net comprehensive loss (income) attributable to noncontrolling interest	12.7	(9.6)
Net comprehensive (loss) income attributable to controlling interest	$(4.4)	$6.0

Utz Brands, Inc.
CONSOLIDATED BALANCE SHEETS
September 28, 2025 and December 29, 2024
(In millions, except per share information)

	As of September 28, 2025	As of December 29, 2024
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$57.7	$56.1
Accounts receivable, less allowance of $3.6 and $3.3, respectively	133.3	119.9
Inventories	112.9	101.4
Prepaid expenses and other assets	24.4	35.3
Current portion of notes receivable	5.1	4.6
Total current assets	333.4	317.3
Non-current Assets
Assets held for sale	6.7	—
Property, plant and equipment, net	396.5	345.2
Goodwill	870.7	870.7
Intangible assets, net	973.0	996.5
Non-current portion of notes receivable	10.5	9.2
Other assets	185.8	189.5
Total non-current assets	2,443.2	2,411.1
Total assets	$2,776.6	$2,728.4
LIABILITIES AND EQUITY
Current Liabilities
Current portion of term debt	$25.9	$16.1
Current portion of other notes payable	7.2	6.9
Accounts payable	172.2	151.0
Accrued expenses and other	68.8	78.3
Current portion of warrant liability	—	33.0
Total current liabilities	274.1	285.3
Non-current portion of term debt and revolving credit facility	824.8	752.5
Non-current portion of other notes payable	15.8	15.0
Non-current accrued expenses and other	170.0	164.2
Deferred tax liability	129.8	123.7
Total non-current liabilities	1,140.4	1,055.4
Total liabilities	1,414.5	1,340.7
Commitments and Contingencies
Equity
Shares of Class A Common Stock, $0.0001 par value; 1,000,000,000 shares authorized; 87,509,774 and 83,537,542 shares issued and outstanding as of September 28, 2025 and December 29, 2024, respectively	—	—
Shares of Class V Common Stock, $0.0001 par value; 61,249,000 shares authorized; 55,349,000 and 57,349,000 shares issued and outstanding as of September 28, 2025 and December 29, 2024, respectively	—	—
Additional paid-in capital	1,032.8	988.5
Accumulated deficit	(318.4)	(304.7)
Accumulated other comprehensive income	10.9	18.6
Total stockholders' equity	725.3	702.4
Noncontrolling interest	636.8	685.3
Total equity	1,362.1	1,387.7
Total liabilities and equity	$2,776.6	$2,728.4

Utz Brands, Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
For the thirty-nine weeks ended September 28, 2025 and September 29, 2024
(In millions)
(Unaudited)

	Thirty-nine weeks ended September 28, 2025	Thirty-nine weeks ended September 29, 2024
Cash flows from operating activities
Net (loss) income	$(4.4)	$28.6
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Impairment and other charges	0.6	—
Depreciation and amortization	60.4	53.4
Gain on sale of business	—	(44.0)
(Gain) loss on remeasurement of warrant liability	(22.8)	5.3
Loss (gain) on sale of assets	0.7	(0.4)
Loss on debt extinguishment	0.5	1.3
Share-based compensation	12.4	13.8
Deferred taxes	6.1	4.1
Deferred financing costs	1.0	2.8
Changes in assets and liabilities:
Accounts receivable, net	(13.4)	(6.3)
Inventories	(11.5)	(4.8)
Prepaid expenses and other assets	2.5	(23.7)
Accounts payable and accrued expenses and other	15.2	21.9
Net cash provided by operating activities	47.3	52.0
Cash flows from investing activities
Purchases of property and equipment	(89.2)	(60.9)
Purchases of intangibles	—	(9.2)
Proceeds from sale of property and equipment	0.9	26.1
Proceeds from sale of business	—	167.5
Proceeds from sale of routes	17.7	19.6
Proceeds from the sale of IO notes	5.4	3.6
Purchases of IO routes and other changes in note receivables	(30.0)	(30.6)
Net cash (used in) provided by investing activities	(95.2)	116.1
Cash flows from financing activities
Borrowings on line of credit	177.0	92.0
Repayments on line of credit	(156.5)	(69.6)
Borrowings on term debt and notes payable	81.4	25.3
Repayments on term debt and notes payable	(19.7)	(170.0)
Payment of debt issuance cost	(1.7)	(0.7)
Payments of tax withholding requirements for employee stock awards	(2.2)	(1.4)
Dividends paid	(16.9)	(15.9)
Distribution to noncontrolling interest	(11.9)	(14.9)
Net cash provided by (used in) financing activities	49.5	(155.2)
Net increase in cash and cash equivalents	1.6	12.9
Cash and cash equivalents at beginning of period	56.1	52.0
Cash and cash equivalents at end of period	$57.7	$64.9

Reconciliation of Non-GAAP Financial Measures to Reported Financial Measures
(Amounts may not sum due to rounding)

Net Sales and Organic Net Sales

	13-Weeks Ended			39-Weeks Ended
(dollars in millions)	September 28, 2025	September 29, 2024	Change	September 28, 2025	September 29, 2024	Change
Net Sales as Reported	$377.8	$365.5	3.4%	$1,096.6	$1,068.2	2.7%
Impact of Dispositions	—	—		—	(4.3)
Organic Net Sales (1)	$377.8	$365.5	3.4%	$1,096.6	$1,063.9	3.1%
(1) Organic Net Sales excludes the Impact of Dispositions.

Net Sales Growth Drivers

	13-Weeks Ended September 28, 2025			39-Weeks Ended September 28, 2025
(% change in prior year net sales)	Branded Salty Snacks (1)	Non-Branded & Non-Salty Snacks (2)	Total	Branded Salty Snacks (1)	Non-Branded & Non-Salty Snacks (2)	Total
Net Sales as Reported	$337.4	$40.4	$377.8	$965.4	$131.2	$1,096.6
Net Sales as Reported Growth Versus Prior Year	5.8%	(13.1)%	3.4%	5.4%	(13.8)%	2.7%

Volume/mix	7.0%	(12.7)%	4.5%	7.4%	(10.5)%	4.8%
Pricing	(1.2)	(0.4)	(1.1)	(2.0)	(0.5)	(1.7)
Organic Net Sales Growth Versus Prior Year	5.8%	(13.1)%	3.4%	5.4%	(11.0)%	3.1%
Divestiture	—	—	—	—	(2.8)	(0.4)
Net Sales as Reported Growth Versus Prior Year	5.8%	(13.1)%	3.4%	5.4%	(13.8)%	2.7%
(1) Branded Salty Snacks sales excluding IO unreported sales.
(2) Non-Branded & Non-Salty Snacks including IO unreported sales.

Gross Profit and Adjusted Gross Profit

	13-Weeks Ended		39-Weeks Ended
(dollars in millions)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Gross Profit	$126.9	$131.0	$371.9	$375.3
Gross Profit as a % of Net Sales	33.6%	35.8%	33.9%	35.1%
Depreciation and Amortization	8.5	6.6	25.5	20.5
Non-Cash and Other Cash Adjustments (1)	19.8	5.1	38.4	9.7
Adjusted Gross Profit	$155.2	$142.7	$435.8	$405.5
Adjusted Gross Profit as a % of Net Sales	41.1%	39.0%	39.7%	38.0%
(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisition, divestiture, and integration, business transformation initiatives, and financing-related costs.

Adjusted Selling, Distribution, and Administrative Expense

	13-Weeks Ended		39-Weeks Ended
(dollars in millions)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Selling, Distribution, and Administrative Expense	$123.1	$110.0	$355.8	$324.0
Less:
Depreciation and Amortization in SD&A Expense	11.9	10.9	34.9	32.9
Non-Cash and Other Cash Adjustments (1)	17.4	10.4	40.4	32.5
Adjusted Selling, Distribution, and Administrative Expense	$93.8	$88.7	$280.5	$258.6
Adjusted SD&A Expense as a % of Net Sales	24.8%	24.3%	25.6%	24.2%
(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisition, divestiture, and integration, business transformation initiatives, and financing-related costs.

Adjusted Net Income

	13-Weeks Ended			39-Weeks Ended
(dollars in millions, except per share data)	September 28, 2025	September 29, 2024	% Change	September 28, 2025	September 29, 2024	% Change
Net (loss) Income	$(20.2)	$0.8	(2625.0)%	$(4.4)	$28.6	(115.4)%
Income Tax Expense	13.4	0.2		9.6	25.4
(Loss) lncome Before Taxes	(6.8)	1.0		5.2	54.0
Deferred Financing Fees	0.3	0.3		1.0	2.8
Acquisition Step-Up Depreciation and Amortization	10.8	10.7		32.9	33.0
Certain Non-Cash Adjustments	7.3	6.2		19.4	15.1
Acquisitions, Divestitures and Investments	8.1	2.8		25.1	(34.5)
Business Transformation Initiatives	20.1	8.1		34.6	18.4
Financing-Related Costs	0.3	—		1.1	0.3
Loss (gain) on Remeasurement of Warrant Liability	0.7	6.4		(22.8)	5.3
Other Non-Cash and/or Cash Adjustments (1)	47.6	34.5		91.3	40.4
Adjusted Earnings before Taxes	40.8	35.5		96.5	94.4
Taxes on Earnings as Reported	(13.4)	(0.2)		(9.6)	(25.4)
Income Tax Adjustments(2)	6.1	(5.7)		(7.4)	8.9
Adjusted Taxes on Earnings	(7.3)	(5.9)		(17.0)	(16.5)
Adjusted Net Income	$33.5	$29.6	13.2%	$79.5	$77.9	2.1%

Average Weighted Basic Shares Outstanding on an As-Converted Basis	142.3	140.9		141.7	140.8
Fully Diluted Shares on an As-Converted Basis	143.6	144.1		143.2	144.0
Adjusted Earnings Per Share	$0.23	$0.21	9.5%	$0.56	$0.54	3.7%
(1) Non-cash and other cash adjustments includes non-cash costs related to incentive programs, asset impairments and write-offs, purchase commitments, other non-cash items, acquisitions, divestitures, and investments, business transformation initiatives, and financing-related costs.

(2) Income Tax Adjustment calculated as Income before taxes plus (i) Acquisition, Step-Up Depreciation and Amortization and (ii) Other non-cash and/or cash adjustments, multiplied by a normalized GAAP effective tax rate, minus the actual tax provision recorded in the Consolidated Statement of Operations and Comprehensive Income (Loss). The normalized GAAP effective tax rate excludes one-time items such as the impact of tax rate changes on deferred taxes and changes in valuation allowances.

Depreciation & Amortization

	13-Weeks Ended		39-Weeks Ended
(dollars in millions)	September 28, 2025	September 29, 2024	September 28, 2025	September 29, 2024
Core D&A - Non-Acquisition-related included in Gross Profit	$6.3	$4.5	$18.6	$13.7
Step-Up D&A - Transaction-related included in Gross Profit	2.2	2.1	6.9	6.8
Depreciation & Amortization - included in Gross Profit	8.5	6.6	25.5	20.5

Core D&A - Non-Acquisition-related included in SD&A Expense	$3.3	2.3	$8.9	6.7
Step-Up D&A - Transaction-related included in SD&A Expense	8.6	8.6	26.0	26.2
Depreciation & Amortization - included in SD&A Expense	11.9	10.9	34.9	32.9

Depreciation & Amortization - Total	$20.4	$17.5	$60.4	$53.4

Core Depreciation and Amortization	$9.6	$6.8	$27.5	$20.4
Step-Up Depreciation and Amortization	$10.8	10.7	$32.9	33.0
Total Depreciation and Amortization	$20.4	$17.5	$60.4	$53.4

EBITDA and Adjusted EBITDA

	13-Weeks Ended				39-Weeks Ended
(dollars in millions)	September 28, 2025	September 29, 2024	% Change		September 28, 2025	September 29, 2024	% Change
Net (Loss) Income	$(20.2)	$0.8	(2625.0)%		$(4.4)	$28.6	(115.4)%
Plus non-GAAP adjustments:
Income Tax Expense	13.4	0.2			9.6	25.4
Depreciation and Amortization	20.4	17.5			60.4	53.4
Interest Expense, Net	10.6	12.6			33.5	36.6
Interest Income (IO loans)(1)	(0.4)	(0.6)			(1.4)	(1.5)
EBITDA	23.8	30.5	(22.0)%		97.7	142.5	(31.4)%
Certain Non-Cash Adjustments(2)	7.3	6.2			18.4	15.1
Acquisitions, Divestitures and Investments(3)	8.1	2.8			25.1	(34.5)
Business Transformation Initiatives(4)	20.1	8.1			34.6	18.4
Financing-Related Costs(5)	0.3	—			1.1	0.3
Loss (gain) on Remeasurement of Warrant Liability(6)	0.7	6.4			(22.8)	5.3
Adjusted EBITDA	$60.3	$54.0	11.7%		$154.1	$147.1	4.8%

Net (loss) income as a % of Net Sales	(5.3)%	0.2%	(550)	bps	(0.4)%	2.7%	(310)	bps
Adjusted EBITDA as a % of Net Sales	16.0%	14.8%	120	bps	14.1%	13.8%	30	bps

(1)Interest Income (IO loans) refers to interest income that we earn from IO notes receivable that has resulted from our initiatives to transition from RSP distribution to IO distribution ("Business Transformation Initiatives"). There is a notes payable recorded that mirrors most of the IO notes receivable, and the interest expense associated with the notes payable is part of the Interest Expense, Net adjustment.
(2)Certain Non-Cash Adjustments are comprised primarily of the following:
Incentive programs – The Company incurred $4.6 million and $4.7 million of share-based compensation expense for awards to employees and directors, and compensation expense associated with the Omnibus Equity Incentive Plan (the "OEIP") for the thirteen weeks ended September 28, 2025 and September 29, 2024, respectively. The Company incurred $10.8 million and $13.1 million of share-based compensation expense for awards to employees and directors, and compensation expense associated with the OEIP for the thirty-nine weeks ended September 28, 2025 and September 29, 2024, respectively.
Loss on impairment - The Company recorded an impairment charge of $0.6 million during the thirty-nine weeks ended September 28, 2025.
Purchase commitments and other adjustments – We have purchase commitments for specific quantities at fixed prices for certain of our products’ key ingredients. To facilitate comparisons of our underlying operating results, this adjustment was made to remove the volatility of purchase commitment related unrealized gains and losses. The adjustment related to purchase commitments and other adjustments, including cloud computing amortization, was expense of $2.7 million and $1.5 million for the thirteen weeks ended September 28, 2025 and September 29, 2024, respectively. The adjustment related to purchase commitments and other adjustments, including cloud computing amortization, was expense of $7.0 million and $2.0 million for the thirty-nine weeks ended September 28, 2025 and September 29, 2024, respectively.
(3)Acquisitions, Divestitures and Investments – This is comprised of start-up costs, consulting, transaction services, and legal fees incurred for acquisitions and certain potential acquisitions, in addition to expenses associated with integrating recent acquisitions and costs related to divestitures. These acquisitions and divestitures include assets related to our supply chain consolidation and transformation. Such expenses were $10.0 million and $2.8 million for the thirteen weeks ended September 28, 2025 and September 29, 2024, respectively; and $26.0 million and $9.5 million for the thirty-nine weeks ended September 28, 2025 and September 29, 2024, respectively. Also included in the thirteen weeks ended and thirty-nine weeks ended September 28, 2025 was income of $1.9 million and $0.9 million, respectively, related to the change in the liability associated with the Tax Receivable Agreement. Also, included in the thirty-nine weeks ended September 29, 2024 was a gain of $44.0 million related to the Good Health and R.W. Garcia Sale.
(4)Business Transformation Initiatives – This adjustment is related to start-up costs, consulting, professional and legal fees incurred for specific initiatives and structural changes to the business that do not reflect the cost of normal business operations. This adjustment also includes initiatives and structural changes related to our supply chain transformation. In addition, gains and losses realized from the sale of distribution rights to IOs and the subsequent disposal of trucks, severance costs associated with the elimination of RSP positions, and enterprise resource planning system transition costs fall into this category. The Company incurred such costs of $20.1 million and $8.1 million for the thirteen weeks ended September 28, 2025 and September 29, 2024, respectively; and $34.6 million and $18.4 million for the thirty-nine weeks ended September 28, 2025 and September 29, 2024, respectively.
(5)Financing-Related Costs – These costs include adjustments for various items related to raising debt and equity capital or debt extinguishment costs.
(6)Gains on Remeasurement of Warrant Liability - These liabilities are not expected to be settled in cash, and when exercised would result in a cash inflow to the Company with the warrants converting to Class A Common Stock with the liability being extinguished and the fair value of the warrants at the time of exercise being recorded as an increase to equity.

Normalized Adjusted EBITDA

	FY 2024					FY 2025
(dollars in millions)	Q1	Q2	Q3	Q4	FY 2024	Q1	Q2	Q3	TTM
Adjusted EBITDA	$43.4	$49.7	$54.0	$53.1	$200.2	$45.1	$48.7	$60.3	$207.2
Pre-Acquisition Adjusted EBITDA	—	—	—	—	—	—	—	—	—
Normalized Adjusted EBITDA	$43.4	$49.7	$54.0	$53.1	$200.2	$45.1	$48.7	$60.3	$207.2

Net Debt and Leverage Ratio

(dollars in millions)	As of September 28, 2025
Term Loan	$630.3
Real Estate Loan	57.7
ABL Facility	20.7
Equipment Loans and Finance Leases(1)	156.9
Gross Debt(2)	865.6
Cash and Cash Equivalents	57.7
Total Net Debt	$807.9

Last 52-Weeks Normalized Adjusted EBITDA	$207.2

Net Leverage Ratio(3)	3.9x

(1) Equipment loans and finance leases include leases accounted for as finance leases under US GAAP and loans for equipment.
(2) Includes Term Loan B, ABL Facility, Equipment Loans, and Finance Leases. Excludes amounts related to guarantees on IO loans which are collateralized by routes. The Company has the ability to recover substantially all of the outstanding IO loan value in the event of a default scenario, which historically has been uncommon.
(3) Based on trailing twelve month Normalized Adjusted EBITDA of $207.2 million.